Exhibit 3.1

FLOWSERVE CORPORATION

BY-LAWS

As Amended and Restated as of December 14, 2015

BY-LAWS

of

FLOWSERVE CORPORATION

Article I

OFFICES

The principal business office of Flowserve Corporation (the “Company”) shall be located in the City of Irving, Dallas County, Texas, and at such place therein as may be determined and designated from time to time by the Board of Directors of the Company (the “Board”). The Company may also have an office or offices at such other place or places as the Board may, from time to time, designate or as the business of the Company may require.

Article II

SHAREHOLDERS MEETINGS

Section 1. Annual Meeting. The annual meeting of shareholders of the Company for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting, shall be held on such date and at such hour and place, within or without the State of New York, as shall be determined by the Board and stated in the notice of the meeting. The Board acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

Section 2. Special Meetings.

(a) Subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders of the Company, for any purpose or purposes, unless otherwise prescribed by statute, may be called only as set forth in Article ELEVENTH of the Certificate of Incorporation.

(b) In order for a shareholder requested special meeting under clause (iv) of Article ELEVENTH of the Certificate of Incorporation (a “Shareholder Requested Special Meeting”) to be called, one or more requests for a special meeting (each, a “Shareholder Special Meeting Request,” and collectively, the “Shareholder Special Meeting Requests”) must be signed by the Requisite Percent (as such term is defined in the Certificate of Incorporation) of record holders (or their duly authorized agents) and must be delivered to the Secretary. The Shareholder Special Meeting Request(s) shall be delivered to the Secretary at the principal executive offices of the Company by registered mail, return receipt requested. Each Shareholder Special Meeting Request shall:

(i)	set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it;

(ii)	bear the date of signature of each such shareholder (or duly authorized agent) signing the Shareholder Special Meeting Request;

(iii)	set forth (A) the name and address, as they appear in the Company’s stock ledger, of each shareholder signing such request (or on whose behalf the Shareholder Special Meeting Request is signed), (B) the class, if applicable, and the number of shares of common stock of the Company that are owned of record and beneficially by each such shareholder, and (C) include documentary evidence of such shareholder’s record and beneficial ownership of such stock;

(iv)	set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act; and

(v)	contain the information required by Article II, Section 8(a)(ii)(C) of these By-Laws.

Any requesting shareholder may revoke its special meeting request at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation, and if, following such revocation, there are unrevoked requests from shareholders holding in the aggregate less than the Requisite Percent, the Board, in its discretion, may cancel the special meeting.

(c) Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of shareholders if:

(i)	the Board calls an annual or special meeting of shareholders to be held not later than 60 days after the date on which a valid Shareholder Special Meeting Request has been delivered to the Secretary (the “Delivery Date”); or

(ii)

the Shareholder Special Meeting Request(s) (A) is received by the Secretary during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of shareholders held within one hundred and 120 days prior to the Delivery Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (C) relates to an item of business that is not a proper subject for action by the party requesting the special meeting under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Section 2.

(d) Except as provided in the next sentence, any special meeting shall be held at such date and time as may be fixed by the Board in accordance with these By-Laws and the NYBCL. In the case of a Shareholder Requested Special Meeting, such meeting shall be held at such date and time as may be fixed by the Board, on condition that: (i) the date of any Shareholder Requested Special Meeting shall be not more than 60 days after the record date for such meeting (the “Special Meeting Record Date”), which shall be fixed in accordance with Article II, Section 6 of these By-Laws; (ii) if the Board fails to designate, within 10 days after the Delivery Date, a date and time for a Shareholder Requested Special Meeting, then such meeting shall be held at 9:00 a.m. local time on the 60th day after the Special Meeting Record Date (or, if that day shall not be a business day, then on the next preceding business day); and (iii) in the event that the Board fails to designate a place for a Shareholder Requested Special Meeting within 10 days after the Delivery Date, then such meeting shall be held at the Company’s principal executive offices. In fixing a date and time for any Shareholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting.

(e) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the Shareholder Special Meeting Request(s), except that nothing herein shall prohibit the Board from submitting matters, whether or not described in the Shareholder Special Meeting Request(s), to the shareholders at any Shareholder Requested Special Meeting. Notwithstanding the provisions of this Section 2, unless otherwise required by law, if the shareholders (or qualified representatives of the shareholders) who submitted Shareholder Special Meeting Requests do not appear at the Shareholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Shareholder Special Meeting Request, the Company need not present such matters for a vote at such meeting.

Section 3. Notice of Meetings. Notice of the place, date and hour and purpose or purposes of any meeting of shareholders shall be given personally, by mail or electronically, not less than 10 or more than 60 days before the date of the meeting, to each shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the shareholder at the shareholder’s address as it appears on the record of shareholders of the Company, unless the shareholder shall have filed with the Secretary of the Company a written request that notices to the shareholder be mailed to a different address, in which case it shall be mailed to the address designated in such request. If transmitted electronically, the notice shall be deemed given when directed to the shareholder’s electronic mail address as supplied by the shareholder to the Secretary of the Company or as otherwise directed pursuant to the shareholder’s authorization or instructions. Any and all notices of a meeting may be waived by a shareholder by submitting a written or electronic waiver either before or after the meeting. The attendance of any shareholder at a meeting in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 4. Quorum. Except as otherwise provided by law, at a meeting of the shareholders, the holders of a majority of the votes of outstanding shares of stock of the Company, entitled to vote at such meeting, whether present in person or represented by proxy, shall constitute a quorum. If at any meeting there shall be no quorum, such holders of a majority of the votes of outstanding shares of stock so present or represented may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.

Section 5. Voting and Inspectors.

(a) Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, at each meeting of the shareholders, each holder of record of outstanding shares of stock of the Company on the record date fixed for determination of shareholders entitled to vote at such meeting shall be entitled to one vote for each share of stock held of record either in person or by proxy. No proxy shall be valid after the expiration of 11 months from the date of its execution unless the shareholder executing the proxy shall have specified therein the length of time it is to continue in force which shall be for some limited period. Except as otherwise provided by law, at elections of directors at an annual or special meeting of shareholders at which a quorum is present, a director shall, except in a contested election, be elected by a majority of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. In a contested election, a director shall be elected by a plurality of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. An election shall be considered to be contested if, as of the record date for such meeting, there are more nominees for election than positions on the Board to be filled by election at that meeting. Except as otherwise provided by law or the Certificate of Incorporation, any other action at an annual or special meeting of shareholders at which a quorum is present shall be authorized by a majority of the votes cast in favor of or against such action by the holders of shares entitled to vote thereon.

(b) Before any meeting of shareholders, the Board shall appoint one or more inspectors of election to act at the meeting or its adjournment and make a written report. If the Board does not make such appointment, or if the person or persons are unable to act at the meeting, then the person presiding at the meeting shall make such appointment. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of the inspector’s ability, and who shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken. No director of the Company or candidate for the office of director shall be appointed as an inspector of elections.

Section 6. Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may, except as otherwise provided herein or required by law, fix a date as the record date for any such determination of shareholders, which date shall not be more than 60 or less than 10 days prior to the date of any meeting of the shareholders or more than 60 days prior to the payment of any dividend or the allotment of any rights or any other action; and in such case only holders of record of stock at the time so fixed shall be entitled to notice of or to vote at such meeting or any adjournment thereof or to express their consent or dissent, or to receive such dividend distribution or rights, as the case may be. If no record date is fixed, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day immediately prior to the day on which notice is given, or if no notice is given, the day on which the meeting is held and (b) the record date for any purpose other than that specified in clause (a) shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted.

Section 7. Conduct of Meeting.

(a) Meetings of shareholders shall be presided over by the Chairman of the Board, or in such person’s absence, by a person designated by the Board. The Secretary or Assistant Secretary of the Company shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman of the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters that are to be voted on by ballot.

Section 8. Notice of Shareholder Business and Nominations.

(a) Annual Meeting.

(i) Except as expressly provided in Article II, Section 9, nominations of persons for election to the Board and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (A) pursuant to the

Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board (or any committee thereof) or (C) by a shareholder of the Company who is a shareholder of record at the time the notice provided for in this Section 8 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8. For the avoidance of doubt, except as expressly provided in Article II, Section 9, clause (C) above shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) and included in the Company’s notice of meeting) before an annual meeting of shareholders.

(ii) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 8(a)(i)(C) of this Article II, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and such business must be a proper subject for shareholder action under the New York Business Corporation Law (the “NYBCL”). To be considered timely, a shareholder’s notice must be delivered to the Secretary of the Company at the principal business office of the Company not less than 90 or more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be considered timely must be so delivered not more than 120 days before the annual meeting and not less than the later of (1) 90 days before such annual meeting or (2) 10 days following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Such shareholder’s notice shall set forth:

(A)	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

(1)	all information relating to such person that is required to be disclosed pursuant to and in accordance with Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected);

(2)

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposing shareholder and any Shareholder Associated Person (defined below), if any, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 of Regulation

S-K promulgated under the Securities Act of 1933 if the shareholder or any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(3)	any other information relating to the proposed nomination that is required to be disclosed under applicable law;

(B)	as to any other business that the shareholder proposes to bring before the meeting:

(1)	a brief description of the business desired to be brought before the meeting;

(2)	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Company, the language of the proposed amendment);

(3)	the reasons for conducting such business at the meeting; and

(4)	any other information relating to the proposal that is required to be disclosed under applicable law; and

(C)	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made and any Shareholder Associated Person:

(1)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and any Shareholder Associated Person;

(2)	the class or series and number of shares of stock of the Company that are owned, directly or indirectly, beneficially and of record by the shareholder and any beneficial owner and Shareholder Associated Person;

(3)

(a) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of the Company or with a value derived in whole or in part from the value of any security of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by the shareholder or any Shareholder Associated Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (b) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has, whether alone or with any other Person (defined below), a right to vote, or the ability to control or otherwise influence, explicitly or implicitly, any other shareholder’s or Shareholder Associated Person’s voting of, any security of the Company; (c) any short interest of the shareholder or any Shareholder Associated Person in any security of the Company (for purposes of this By-law, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (d) any rights to dividends on the shares of the Company owned beneficially by the shareholder or any Shareholder Associated Person that are separated or separable from the underlying shares of the Company; (e) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (f) any performance-related fees (other than an asset-based fee) that the shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests; (g) any other information relating to such shareholder and any Shareholder Related Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, including, without limitation, any such interests of the type described in items (a) through (g) of this Section 8(a)(ii)(C)(3) held by members of the proposing shareholder’s or any Shareholder Associated Person’s immediate family sharing the same household;

(4)	a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(5)	any personal or other material interest in such proposed nomination or business of the proposing shareholder and the beneficial owner, if any, on whose behalf the proposal is made and a description of all agreements, arrangements and understandings between the shareholder or any Shareholder Associated Person, if any, of such shareholder and any other person or persons (including their names) in connection with the proposal of such nomination or business by the shareholder; and

(6)	a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends to (a) deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

For purposes of this Section 8, “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto).

For purposes of this Section 8, “Shareholder Associated Person” shall mean (A) any Person directly or indirectly controlling, controlled by or under common control with, or acting in concert with, a given shareholder, beneficial owner, shareholder nominee and their respective Affiliates and Associates (as defined under Regulation 12B of the Exchange Act or any successor provision), (B) any beneficial owner of any securities of the Company owned of record or beneficially by a given shareholder and (C) any Person directly or indirectly controlling, controlled by or under common control with any person identified under clause (B).

(b) Special Meetings. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.

(c) General.

(i) Except as expressly provided in Article II, Section 9, only such persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible to be elected at an annual meeting of shareholders of the Company to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by Section 8(a)(ii)(C)(5) of this Article II) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 8, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 8, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting of shareholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

Section 9. Shareholder Nominations of Directors to be Included in the Company’s Proxy Materials.

(a) Beginning at the 2017 annual meeting of shareholders, whenever the Board solicits proxies with respect to the election of directors at an annual meeting of the shareholders, subject to the provisions of this Section 9, the Company shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board or any committee thereof, the name, together with the Required Information (as defined below), of any person or persons, as applicable, properly nominated for election (each, a “Shareholder Nominee”) to the Board by any single shareholder that satisfies, or by a group of shareholders, that together satisfy, the ownership requirements of Sections 9(d) and 9(e) (such person or group, the “Eligible Shareholder”), and who expressly elects at the time of providing the notice (the “Proxy Access Nomination Notice”) required by this Section 9 to have its nominee or nominees, as applicable, included in the Company’s proxy materials. For purposes of this Section 9, the “Required Information” that the Company will include in its proxy statement is the information provided to the Secretary of the Company concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by Section 14 of the Exchange Act, and, if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 9, the Company may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(b) To be timely for purposes of this Section 9, the Proxy Access Nomination Notice and Required Information must be addressed to the Secretary of the Company and delivered to or mailed to and received by the Secretary by the close of business at the principal executive offices of the Company not less than 120 or more than 150 days prior to the one-year anniversary date of the day (as stated in the Company’s proxy materials) the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the Proxy Access Nomination Notice and Required Information to be considered timely must be so delivered not more than 150 days before the annual meeting and not less than the later of (1) 120 days before such annual meeting or (2) 10 days following the date on which public announcement of the date of such meeting is first made by the Company (with the last day of eligible delivery under this section being referred to herein as the “Final Proxy Access Nomination Date”). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders for which notice has been given, commence a new time period (or extend any time period) for the giving of a Proxy Access Nomination Notice as described above.

(c) The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Company’s proxy materials with respect to an annual meeting of shareholders shall be the greater of two or 20% of the number of directors in office as of the Final Proxy Access Nomination Date, rounded down to the closest whole number (if 20% is not a whole number) (the “Maximum Number”). In the event that one or more vacancies for any reason occurs on the Board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number of Shareholder Nominees included in the Company’s proxy materials shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Section 9 whom the Board decides to nominate as a nominee for director at the upcoming annual meeting of shareholders shall be counted as one of the Shareholder Nominees for purposes of determining when the Maximum Number of Shareholder Nominees provided for in this Section 9 has been reached. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy materials shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Maximum Number of nominees provided for in this Section 9. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Maximum Number of nominees provided for in this Section 9, the highest ranking Shareholder Nominee who meets the requirements of this Section 9 from each Eligible Shareholder will be selected for inclusion in the Company’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Company each Eligible Shareholder disclosed as owned in its respective Proxy Access Nomination Notice submitted to the Company. If the Maximum Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 9 from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. Notwithstanding anything to the contrary contained in this Section 9, if the Company receives notice pursuant to Article II, Section 8 of these By-Laws that a shareholder intends to nominate for election to the Board at such annual meeting a number of nominees greater than or equal to a majority of the total number of directors to be elected at such meeting, no Shareholder Nominees will be included in the Company’s proxy materials with respect to such meeting pursuant to this Section 9.

(d) For purposes of this Section 9, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Company as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. For purposes of this Section 9, a shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (x) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on no more than three (3) business days’ notice or (y) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Company are “owned” for these purposes shall be determined by the Board or any committee thereof. For purposes of this Section 9, the term “affiliate” shall have the meaning ascribed thereto under Rule 12b-2 under the Exchange Act.

(e) In order to be an Eligible Shareholder and make a nomination pursuant to this Section 9, a shareholder or group of shareholders must have owned the Required Ownership Percentage (as defined below) of the Company’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Proxy Access Nomination Notice is delivered to or mailed to and received by the Secretary in accordance with this Section 9 and the record date for determining the shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 9, the “Required Ownership Percentage” is 5% or more, and the “Minimum Holding Period” is three (3) years. For purposes of satisfying the Required Ownership Percentage, (i) the Required Shares owned by one or more Eligible Shareholders may be aggregated, provided that the number of Eligible Shareholders whose ownership of shares is aggregated for such purpose shall not exceed twenty (20), and (ii) a group of funds under common management and investment control shall be treated as one Eligible Shareholder for this purpose.

(f) Within the time period specified in this Section 9 for delivering the Proxy Access Nomination Notice, in order for a Proxy Access Nomination Notice to be effective, the Eligible Shareholder submitting the Proxy Access Nomination Notice must provide the following information in writing to the Secretary: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Nomination Notice is delivered to or mailed to and received by the Secretary, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date; (ii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Article II, Section 8(a) of these By-Laws; (iv) the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected; (v) a representation and covenant that the Eligible Shareholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board, (D) will comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, (E) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Company, (F) has not nominated and will not nominate for election to the Board at the annual meeting of the shareholders any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 9, and (G) will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (vi) a representation as to the Eligible Shareholder’s intention (subject to any mandatory fund rebalancing required by such shareholder’s preexisting governing instruments or written investment policies) to maintain qualifying ownership of the Required Shares for at least one year following the annual meeting; (vii) an undertaking that the Eligible Shareholder (A) assumes all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Company or out of the information that the Eligible Shareholder provided to the Company, (B) will indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or actual action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 9, and (C) will provide to the Company prior to the election of directors such additional information as reasonably requested by the Company with respect thereto.

(g) Within the time period specified in this Section 9 for delivering the Proxy Access Nomination Notice, each Shareholder Nominee must deliver to the Secretary (i) a written representation and agreement that such person will comply with applicable law and listing standards, all of the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors, (ii) at the request of the Company, completed and signed questionnaires required of the Company’s directors and officers and (iii) the representations, agreements and other information required by Article II, Section 8(a) of these By-Laws.

(h) In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominee to the Company or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any such defect in such previously provided information and of the information that is required to correct any such defect.

(i) The Company shall not be required to include, pursuant to this Section 9, a Shareholder Nominee in its proxy materials for any meeting of the shareholders (i) for which the Secretary receives a notice that a shareholder has nominated such Shareholder Nominee for election to the Board pursuant to the advance notice requirements for shareholder nominees for election to the Board set forth in Article II, Section 8 of these By-Laws, (ii) if the Shareholder Nominee or the Eligible Shareholder that has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board, (iii) if the Shareholder Nominee is or becomes a party to any compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or is receiving or will receive any such compensation or other payment from any person or entity other than the Company, in each case in connection with service as a director of the Company, (iv) who is not independent under the listing standards of each principal exchange upon which the common stock of the Company is listed, any applicable rules of the Securities and Exchange Commission, or any publicly disclosed standards used by the Board in determining and disclosing independence of the Company’s directors, in each case as determined by the Board or any committee thereof, (v) whose election as a member of the Board would cause the Company to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of any exchange on which the common stock of the Company is listed and traded, or any applicable state or federal or other law, rule or regulation, (vi) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years, (viii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, (ix) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Company in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board or any committee thereof, or (x) the Eligible Shareholder or applicable Shareholder Nominee fails to comply with its obligations pursuant to this Section 9.

(j) Notwithstanding anything to the contrary set forth herein, the Board or the presiding officer of the annual meeting of shareholders shall declare a nomination by an Eligible

Shareholder to be invalid, and (i) such nomination shall be disregarded and no vote on such Shareholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Company, (ii) the Company shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Shareholder Nominee or any successor or replacement nominee proposed by the Eligible Shareholder or by any other Eligible Shareholder, and (iii) the Company may otherwise communicate to its shareholders, including by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee or any successor or replacement nominee shall not be included as a director nominee in the proxy statement or on any ballot or form of proxy and shall not be voted on at the annual meeting if: (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations under this Section 9 or otherwise failed to satisfy the terms and conditions of this Section 9, as determined by the Board or such presiding officer, (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting of shareholders to present any nomination made pursuant to this Section 9, or (iii) the Eligible Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the Board, whether before or after the mailing of the definitive proxy statement.

(k) No person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 9 of the By-Laws.

(l) Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (ii) does not receive the favorable vote of at least 25% of the votes cast in the election of directors at the annual meeting, will be ineligible to be a Shareholder Nominee for the following two annual meetings. For the avoidance of doubt, this Section 9 shall not prevent any shareholder from nominating any person for election to the Board pursuant to and in accordance with Article II, Section 8 of these By-Laws.

This Section 9 shall be the exclusive method for shareholders to include nominees for election to the Board in the Company’s proxy materials.

Section 10. Certain Defined Terms. For purposes of this Article II:

(a) A “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto).

(b) A “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(c) To be considered a “qualified representative” of a shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

Article III

BOARD OF DIRECTORS AND COMMITTEES

Section 1. Powers. Subject to the provisions of the NYBCL, and to any limitations in the Certificate of Incorporation or these By-Laws relating to action required to be approved by the shareholders, the business of the Company shall be managed under the direction of the Board.

Section 2. Number and Terms of Directors. Until changed in the manner hereinafter set forth, the number of directors of the Company shall be eleven. The number of directors of the Company may be increased or decreased by amendment of these By-Laws adopted by the shareholders or the Board. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall be elected for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified, except in the case of the director’s prior death, resignation, retirement, disqualification or removal from office.

Section 3. Vacancies. Unless otherwise provided in the Certificate of Incorporation or these By-Laws:

(a) Newly created directorships resulting from an increase in the number of directors and vacancies may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(b) If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Any directors chosen pursuant to this Section 3 shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until such director’s successor has been elected and qualified.

Section 4. Meetings of the Board.

(a) Regular meetings of the Board shall be held at such times as may from time to time be fixed by the Board, and notice of such meetings need not be given. All such meetings shall be held at the principal business office of the Company unless otherwise specified by the resolution.

(b) Special meetings of the Board may be called by the Board, the Corporate Governance Committee the Chairman of the Board, the President or the Chief Executive Officer at any time, and shall be called by the Secretary of the Company when requested to do so by written notice signed by a majority of the Board. Notice of the place, date and hour of each special meeting of the Board shall be provided to each director personally, by mail, facsimile or telephone, or electronically. If mailed, the notice shall be addressed to the director at such director’s last known address as it appears on the records of the Secretary of the Company and mailed not less than three days before the date of the meeting. If delivered by facsimile or electronically, the notice shall be sent not less than 24 hours before the time of the meeting. If delivered personally or by telephone, the notice shall be given not less than eight hours before the time of the meeting. An affidavit of the person giving notice stating that notice has been given as herein required, and the manner in which given, shall be filed with the Secretary of the Company and shall, in the absence of fraud, be prima facie evidence of the facts therein stated. A notice of special meeting need not state the purpose of such meeting and, unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 5. Annual Meeting of Directors. A stated meeting of the Board, to be known as their annual meeting, shall be held each year on the day of the annual shareholders’ meeting and, at such meeting, the officers of the Company for the ensuing year shall be elected. If a quorum of the directors is not present on the date appointed for the annual meeting, the meeting shall be adjourned to some convenient day.

Section 6. Quorum; Voting. One-third (1/3) of the entire Board, but not less than three, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum. The acts of a majority of the directors present at any meeting at which there is a quorum shall, unless otherwise provided by law, by the Certificate of Incorporation or by the By-Laws, be the acts of the Board.

Section 7. Committees. The Board, by resolution adopted by a majority of the entire Board, may designate from among its members an executive committee and other committees, each consisting of one or more directors. The resolution designating any such committee shall fix its powers and authority. Any such committee may have all or any of the authority of the Board to the extent provided in the resolution designating such committee subject to applicable law and listing standards, and except that no such committee shall have authority as to the following matters:

(a) the submission to shareholders of any action that needs shareholders’ approval;

(b) the filling of vacancies in the Board or in any committee of the Board;

(c) the fixing of compensation of the Directors for serving on the Board or any committee of the Board;

(d) the amendment or repeal of the By-Laws of the Company, or the adoption of new By-Laws; and

(e) the amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable.

The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

Each such committee and the members thereof shall serve at the pleasure of the Board; and the Board may at any time fill vacancies in, change the membership of, or dissolve any such committee, subject to applicable law and listing standards.

An act or authorization of an act by any such committee within the authority of the committee provided for in the resolution designating such committee shall be as effective for all purposes as the act or authorization of Board. One-third (1/3) of the members of any such committee, but not less than two, shall constitute a quorum for the transaction of business. Any such committee may act by a majority of its members at a meeting at which there is a quorum.

Section 8. Action by Unanimous Written Consent. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board or committee shall be filed with the minutes of the proceedings of the Board or committee.

Section 9. Chairman of the Board. The Chairman of the Board shall preside at all meetings of shareholders and directors, and shall perform such other and further duties as may from time to time be required of him by the Board. If the Chairman of the Board is not present at a meeting of the Board, another director chosen by the Board shall preside.

Section 10. Compensation. Each director of the Company who is not a salaried officer or employee of the Company may receive a reasonable compensation for such director’s services as a director as determined by the Board.

Section 11. Resignation and Removal.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairman of the Board. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Chairman of the Board. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) In an uncontested election, any nominee for director who duly holds office as a director under these By-Laws and does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee shall promptly tender his or her resignation after such election. The independent directors of the Board, giving due consideration to the best interests of the Company and its shareholders, shall evaluate the relevant facts and circumstances, and shall make a decision, within 30 days after the election, on whether to accept the tendered resignation. Any director who tenders a resignation pursuant to this provision shall not participate in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation.

(c) Unless otherwise restricted by law, the Certificate of Incorporation or these By-Laws, any director may be removed from office as a director, but only for cause, by the holders of a majority of the votes of outstanding shares of stock of the Company entitled to vote at an election of directors or by a majority of the entire Board.

Section 12. Meetings by Telephonic Participation. Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a telephone conference or similar electronic communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Article IV

OFFICERS

Section 1. Officers and Qualifications. The officers of the Company may consist of a Chief Executive Officer, Chief Financial Officer, President, one or more Vice Presidents, any one or more of whom may be designated a Senior or Executive Vice President, a Secretary, a Treasurer and such other officers as the Board may determine. Any two offices may be held by the same person.

Section 2. Election, Term and Compensation. All officers of the Company shall be elected annually by the Board at its annual meeting. Each such individual shall hold office until the next annual meeting of the Board and until his or her successor has been elected and qualified but any such individual may be removed at any time, with or without cause, by the affirmative vote of a majority of the members of the Board then in office. The Board shall determine or oversee the determination of the compensation to be paid to the officers.

Section 3. Chief Executive Officer. The Chief Executive Officer shall have general charge, supervision and control of the business and affairs of the Company, and of the officers and employees of the Company; all subject to such limitations as the Board may from time to time prescribe.

Section 4. President. The President shall, unless otherwise provided by resolution of the Board, be the chief operating officer of the Company, with general responsibility for the management and control of the operations of the Company, subject to such limitations as the Board may from time to time prescribe. The President shall perform such other and further duties as may from time to time be required of such person by the Chief Executive Officer or the Board.

Section 5. Other Officers. Subject to such limitations as the Board may from time to time prescribe, all of the other officers of the Company shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Chief Executive Officer or the Board.

Article V

CAPITAL STOCK

Section 1. Certificates for Shares. The interest of each shareholder shall either be uncertificated or evidenced by a certificate or certificates for shares of stock of the Company in such form as the Board may from time to time prescribe. The issuance of shares in uncertificated form shall not affect shares represented by a certificate until such certificate is surrendered to the Company. The certificates of stock shall be signed by the Chairman of the Board, President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and may be sealed with the seal of the Company, and shall be countersigned and registered in such manner, if any, as the Board may by resolution prescribe. The signatures of the officers upon a certificate and the seal of the Company upon such certificate, may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer at the date of issue.

Section 2. Transfer of Shares. Certificated or uncertificated shares of stock of the Company shall be transferred on the books of the Company upon authorization by the registered holder thereof or such holder’s duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares with duly executed power to transfer endorsed thereon or attached thereto, or upon proper assignment in the case of uncertificated shares; provided, however, that the Company shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 3. Lost or Destroyed Stock Certificates. No certificate for shares of stock or uncertificated shares of the Company shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction, and upon indemnification of the Company and its agents to such extent in such manner as the Board may from time to time prescribe.

Article VI

CHECKS, NOTES, ETC.

All checks and drafts on the Company’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for payment of money shall be signed by such officer or officers, employee or employees, or agent or agents as shall be designated from time to time either by (a) the Board or (b) by any officer or officers specifically authorized by the Board to make such designations. The signatures of any or all of such signatories may be facsimile signatures and printed, engraved, stamped or otherwise placed upon any such instrument or writing.

Article VII

FISCAL YEAR

The fiscal year of the Company shall commence with the first day of January and end with the last day of December in each year.

Article VIII

CORPORATE SEAL

The Board shall provide a suitable seal, containing the name of the Company.

Article IX

INDEMNIFICATION

Section 1. Rights to Indemnification and Advancement of Expenses. The Company shall indemnify and advance expenses to any present or future director or officer from and against any and all liabilities and expenses to the broadest and maximum extent permitted by the NYBCL as the same presently exists or to the greater extent permitted by any amendment hereafter adopted.

Section 2. Employees and Agents. The Company may, to the extent authorized from time to time by the Board and stated in Company policy, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company on such terms and conditions as shall be determined by the Board.

Section 3. Resolutions; Agreements. The Company is hereby authorized to extend rights to indemnification and to the advancement of expenses to any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses by resolution of the shareholders, resolution of the Board, or by an agreement.

Section 4. Nonexclusivity. The rights to indemnification and advancement of expenses conferred by this Article IX shall not be deemed exclusive of any other rights of indemnification or advancement of expenses that any person may have or hereafter acquire under any statute or which the Company may confer by means of the Certificate of Incorporation, these By-Laws, a resolution of shareholders or directors, or an agreement providing for indemnification or advancement of expenses or otherwise.

Section 5. Insurance. The Company may maintain insurance, at its expense, and to the fullest extent authorized by the NYBCL, to protect itself and any director, officer, employee or agent of the Company or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise against any liabilities, expenses or losses, whether or not the Company would have the power to indemnify such person against such liabilities, expenses or losses under the NYBCL.

Article X

ADOPTION, AMENDMENT OR REPEAL OF BY-LAWS

Subject to any provisions of the Certificate of Incorporation of the Company requiring a greater proportion of votes, By-Laws of the Company may be adopted, amended or repealed at any meeting of shareholders at which a quorum is present by vote of the holders of a majority of the shares voted thereon. Notice of the proposed change shall be given in the notice of such meeting. The Board may, by vote of two-thirds (2/3) of the entire Board, adopt, amend or repeal By-Laws of the Company and may amend or repeal these By-Laws.

Article XI

DISPUTE RESOLUTION

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the New York Business Corporation Law or the Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Supreme Court in the City of New York or the District Court in Dallas, Texas (or, if the Supreme Court or District Court do not have jurisdiction, the federal district court for the Southern District of New York or the Northern District of Texas). Failure to enforce the foregoing provisions would cause the Company irreparable harm, and the Company shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article.

Article XII

SUBJECT TO LAW AND CERTIFICATE OF INCORPORATION

All powers, duties and responsibilities provided for in these By-Laws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

CERTIFICATION

I, Carey A. O’Connor, hereby certify that the foregoing, comprising 22 pages, is a true, correct and complete copy of the Amended and Restated By-Laws of Flowserve Corporation adopted by its Board of Directors effective December 14, 2015.

By:	/s/ Carey A. O’Connor
Carey A. O’Connor, Senior Vice President and General Counsel